Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
Chairman
(858) 558-6062
info@ppti.com
PROTEIN POLYMER TECHNOLOGIES ELECTS WILLIAM N. PLAMONDON
TO BOARD OF DIRECTORS

SAN DIEGO, March 22, 2005 -- Protein Polymer Technologies, Inc. (OTC BB: PPTI) announced today the election of William N. Plamondon III, President and CEO of R.I. Heller & Co., to its Board of Directors.

"Bill Plamondon has been an advisor to PPTI for the last six months. With his impressive business management career having served as CEO for both public and private companies, Bill brings PPTI a wealth of business knowledge," said J. Thomas Parmeter, PPTI Chairman and CEO. "His financial expertise and organizational structuring experience will add great value to PPTI."

Plamondon is currently President and CEO of R.I. Heller & Co., LLC, an interim management firm that provides financial and organizational restructuring, growth strategies, and mergers and acquisition execution to companies experiencing change and challenges.

Previously he served as President and CEO of Budget Rent a Car, a $2.6 billion dollar public company, capping off 19 years with the company, leaving when Ford sold the company in 1997. Plamondon also served as President and CEO for ANC Rental Corporation, a $3.5 billion international company with 3,200 locations in 83 countries.

Plamondon serves on the boards of private and public companies, as well as non-profit organizations. He was a founding member of the National Tourism Organization and formerly served on the Board of American Car Rental Association and the International Franchise Association. He currently serves on the Board of Directors for Tribridge, and the Board of Trustees of North Central College. He is a seven-year member of the Executive Advisory Committee for Give Kids the World, and is an active member of the American Bankruptcy Institute and the Turnaround Management Association.

Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, creating an extensive portfolio of proprietary biomaterials for use in the development of bioactive devices. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and clinical product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 2003 Annual Report on Form 10-KSB, the Company's quarterly reports on Form 10QSB for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.